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Exhibit 4.23

MEMORANDUM OF ASSOCIATION
OF
MOLSON COORS CALLCO ULC

1.
The name of the Company is Molson Coors Callco ULC.

2.
There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)
to sell or dispose of its undertaking, or a substantial part thereof;

(2)
to distribute any of its property in specie among its members; and

(3)
to amalgamate with any company or other body of persons.

3.
The liability of the members is unlimited.

        I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

/s/ CHARLES S. REAGH Name of Subscriber: Charles S. Reagh 800-1959 Upper Water Street, Halifax, NS B3J 2X2 Occupation: Solicitor Number of shares subscribed: One common share

TOTAL SHARES TAKEN: one common share
Dated this 9th day of September, 2004.

Witness to above signature:	/s/ LORI EULOTH Name of Witness: Lori Euloth 800-1959 Upper Water Street, Halifax, NS B3J 2X2 Occupation: Legal Assistant
[SEAL]

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MEMORANDUM OF ASSOCIATION OF MOLSON COORS CALLCO ULC